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                                  EXHIBIT 99.1

           PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED JULY 6, 2000

Contact:    Jeff Hull
            President and
            Chief Financial Officer
            Atrium Companies, Inc.
            (214) 630-5757

           ATRIUM ANNOUNCES SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF
                           WING INDUSTRIES TO PREMDOR

         DALLAS, July 6 /PRNewswire/ -- Atrium Companies, Inc. ("Atrium") announced today that it has signed a definitive agreement to sell substantially all of the assets of its Wing Industries, Inc. wood interior door subsidiary ("Wing") to Premdor Corporation, a subsidiary of Premdor Inc. (NYSE: PI) (Toronto: PDI). The transaction is expected to close within 45 days assuming receipt of necessary regulatory approvals and is subject to a Hart-Scott-Rodino Act filing. Atrium's wood patio door division will not be included in the sale and will continue to operate as a division of Atrium. Additionally, Atrium has reached an agreement to sell its Mt. Pleasant building, which was previously used by Wing, to an unrelated party.

         Atrium is the largest unit volume manufacturer of vinyl and aluminum residential windows in the United States. For the year ended December 31, 1999, Atrium, excluding Wing, generated $375 million in revenues.

         Frank E. Sheeder, CEO of Atrium, stated, "The sale of our Wing division is the latest step in our goal to focus on our core competency of manufacturing aluminum and vinyl windows and to concentrate on these fast growing segments of Atrium's business. The Atrium name is synonymous with a full range of residential windows serving the repair and remodeling and new construction markets, which can meet the complete needs of our extensive customer base."

         "Although we will be focusing on our window business, customer service remains our top priority," noted Jeff L. Hull, President of Atrium. "We will work closely with our customers to ensure a smooth transition of our door business."

         Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium's filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium.